Exhibit 23.2

                        CONSENT OF INDEPENDENT REGISTERED
                             PUBLIC ACCOUNTING FIRM

Board of Directors
First South Bancorp, Inc.

We consent to the incorporation by reference into this Registration Statement on Form S-8 filed by First South Bancorp, Inc. in connection with registration of 503,646 shares of its common stock reserved for issuance upon exercise of options pursuant to the First South Bancorp, Inc. 2005 Incentive Stock Option Plan and the First South Bancorp, Inc. 1996 Stock Option Plan of our Report dated March 10, 2005, which is included in First South Bancorp, Inc.'s Annual Report on Form 10-KSB for the year ended December 31, 2004. We also consent to reference to us as experts under the heading "Independent Registered Public Accounting Firm" in the plan prospectuses that are part of such Registration Statement.

                                          s/Cherry  Bekaert & Holland, L.L.P.
Charlotte, North Carolina
September 20, 2005